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                                                                     EXHIBIT 4.3

                                INFOGRAMES, INC.

                           2000 STOCK INCENTIVE PLAN

                                                                       JUNE 2000
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                               TABLE OF CONTENTS

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                                                                      PAGE
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
ARTICLE I -- GENERAL................................................     2
  1.1   Purpose.....................................................     2
  1.2   Administration..............................................     2
  1.3   Persons Eligible for Awards.................................     2
  1.4   Types of Awards Under Plan..................................     3
  1.5   Shares Available for Awards.................................     3
  1.6   Definitions of Certain Terms................................     3
ARTICLE II -- AWARDS UNDER THE PLAN.................................     4
  2.1   Agreements Evidencing Awards................................     4
  2.2   No Rights as a Shareholder..................................     4
  2.3   Grant of Stock Options, Stock Appreciation Rights and
        Dividend Equivalent Rights..................................     5
  2.4   Exercise of Options and Stock Appreciation Rights...........     6
  2.5   Termination of Employment...................................     7
  2.6   Grant of Restricted Stock...................................     7
  2.7   Grant of Restricted Stock Units.............................     8
  2.8   Other Stock-Based Awards....................................     8
  2.9   Grant of Dividend Equivalent Rights.........................     8
  2.10  Forfeiture and Repayment of Awards..........................     9
ARTICLE III -- MISCELLANEOUS........................................     9
  3.1   Amendment of the Plan; Modification of Awards...............     9
  3.2   Tax Withholding.............................................     9
  3.3   Restrictions................................................    10
  3.4   Nonassignability............................................    10
  3.5   Requirement of Notification of Election Under Code Section
        83(b).......................................................    10
  3.6   Requirement of Notification Upon Disqualifying Disposition
        Under Code Section 421(b)...................................    10
  3.7   Dissolution, Liquidation or Merger..........................    10
  3.8   Right of Discharge Reserved.................................    11
  3.9   Nature of Payments..........................................    11
  3.10  Non-Uniform Determinations..................................    11
  3.11  Other Payments or Awards....................................    11
  3.12  Section Headings............................................    11
  3.13  Effective Date and Term of Plan.............................    11
  3.14  Governing Law...............................................    12

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                                   ARTICLE I

                                    GENERAL

1.1  PURPOSE

     The purpose of the Infogrames, Inc. 2000 Stock Incentive Plan (the "Plan") is to provide officers, other employees and directors of, and consultants to, Infogrames, Inc. (the "Company") and any of its subsidiaries an incentive (a) to enter into and remain in the service of the Company or its subsidiaries, (b) to enhance the long-term performance of the Company or its subsidiaries, and (c) to acquire a proprietary interest in the success of the Company or its subsidiaries.

1.2  ADMINISTRATION

     1.2.1 Subject to Section 1.2.6, the Plan will be administered by the Compensation Committee (the "Committee") of the board of directors of the Company (the "Board"), which will consist of not less than two directors. The members of the Committee will be appointed by, and serve at the pleasure of, the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), all actions relating to awards to persons subject to Section 16 of the 1934 Act will be taken by the Board unless each person who serves on the Committee is a "non-employee director" within the meaning of Rule 16b-3 or such actions are taken by a sub-committee of the Committee (or the Board) comprised solely of "non-employee directors". To the extent required for compensation realized from awards under the Plan to be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), the members of the Committee will be "outside directors" within the meaning of Code Section 162(m). In the absence of a Committee, the Board will administer the Plan and all references to the "Committee" will be deemed to refer to the "Board".

     1.2.2 The Committee will have the authority (a) to exercise all of the powers granted to it under the Plan, (b) to construe, interpret and implement the Plan and any Plan Agreements executed pursuant to Section 2.1, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) to make all determinations necessary or advisable in administering the Plan, (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (f) to amend the Plan to reflect changes in applicable law.

     1.2.3 Actions of the Committee will be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting.

     1.2.4 The determination of the Committee on all matters relating to the Plan or any Plan Agreement will be final, binding and conclusive.

     1.2.5 No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

     1.2.6 Notwithstanding anything to the contrary contained in the Plan: (a) until the Board appoints the members of the Committee, the Plan will be administered by the Board; and (b) the Board may, in its sole discretion, at any time and from time to time, grant awards or resolve to administer the Plan. In either of such foregoing events, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3  PERSONS ELIGIBLE FOR AWARDS

     Awards under the Plan may be made to such directors, officers and other employees of the Company and its subsidiaries (including prospective employees conditioned on their becoming employees), and to such consultants to the Company and its subsidiaries (collectively, "key persons") as the Committee in its discretion selects.

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1.4  TYPES OF AWARDS UNDER PLAN

     Awards may be made under the Plan in the form of (a) incentive stock options (within the meaning of Code Section 422), (b) nonqualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) restricted stock units, and (g) other stock-based awards, all as described in Article II. The term "award" means any of the foregoing. No incentive stock option (other than an incentive stock option that may be assumed or issued by the Company in connection with a transaction to which Code Section 424(a) applies) may be granted to a person who is not an employee of the Company or any of its subsidiaries on the date of grant.

1.5  SHARES AVAILABLE FOR AWARDS

     1.5.1 The total number of shares of common stock of the Company, par value $.01 per share ("Common Stock"), which may be transferred pursuant to awards granted under the Plan will be initially 15,000,000 shares (before the one-for-five reverse stock split) and may be increased annually, commencing January 1, 2001 at the discretion of the Board, by an amount up to 1% of the shares of Common Stock then outstanding. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan will bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

     1.5.2 The total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or any of its subsidiaries during any one-year period will not exceed 1,500,000, prior to the reverse stock split.

     1.5.3 Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding award, the number of shares available for awards, the number of shares that may be subject to awards to any one employee, and the price per share of Common Stock covered by each such outstanding award automatically will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock subject to an award. After any adjustment made pursuant to this
Section 1.5.3, the number of shares subject to each outstanding award will be rounded to the nearest whole number.

     1.5.4 Except as provided in this Section 1.5 and in Section 2.3.8, there will not be any limit on the number or the value of the shares of Common Stock that may be subject to awards to any individual under the Plan.

1.6  DEFINITIONS OF CERTAIN TERMS

     1.6.1 The "Fair Market Value" of a share of Common Stock on any day will be determined as follows:

     (a) If the principal market for the Common Stock (the "Market") is a national securities exchange or the NASDAQ Stock Exchange, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations will have been made within the ten (10) business days preceding the applicable date;

     (b) If the Market is the NASDAQ National List, the NASDAQ Supplemental List or another market, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such

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quotations will have been made on such date, on the next preceding day on which there were quotations, provided that such quotations were made within the ten
(10) business days preceding the applicable date; or

     (c) If neither paragraph (a) nor (b) applies, the Fair Market Value of a share of Common Stock on any day will be determined in good faith by the Committee.

     1.6.2 The term "incentive stock option" means an option that is intended to qualify for special federal income tax treatment pursuant to Code Sections 421 and 422, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Plan Agreement. Any option that is not specifically designated as an incentive stock option will under no circumstances be considered an incentive stock option. Any option that is not an incentive stock option is referred to in the Plan as a "nonqualified stock option."

     1.6.3 The term "employment" means, in the case of a grantee of an award under the Plan who is not an employee of the Company or any of its subsidiaries, the grantee's association with the Company or any of its subsidiaries as a director, consultant or otherwise.

     1.6.4 A grantee will be deemed to have a "termination of employment" upon ceasing employment with the Company and all of its subsidiaries or by a corporation assuming awards in a transaction to which Code Section 424(a) applies. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment for purposes of the Plan, (b) the impact, if any, of any such leave of absence on awards made under the Plan, and (c) when a change in a non-employee's association with the Company or any of its subsidiaries constitutes a termination of employment for purposes of the Plan. The Committee will have the right to determine whether the termination of a grantee's employment is a dismissal for "cause" and the date of termination. The Committee may retroactively deem such a date to be the date of the action that is cause for dismissal. Such determinations of the Committee will be final, binding and conclusive.

     1.6.5 The term "cause", when used in connection with termination of a grantee's employment, will have the meaning set forth in any then-effective employment agreement between the grantee and the Company or any of its subsidiaries. In the absence of such an employment agreement provision, "cause" means: (a) conviction or pleading guilty or no contest to any crime (whether or not involving the Company or any of its subsidiaries) constituting a felony in the jurisdiction involved; (b) engaging in any substantiated act involving moral turpitude; (c) engaging in any act which, in each case, subjects, or if generally known would subject, the Company or any of its subsidiaries to public ridicule or embarrassment; (d) material violation of the Company's or any of its subsidiaries' policies, including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information; (e) serious neglect or misconduct in the performance of the grantee's duties for the Company or any of its subsidiaries or willful or repeated failure or refusal to perform such duties; in each case as determined by the Committee, which determination will be final, binding and conclusive.

                                   ARTICLE II

                             AWARDS UNDER THE PLAN

2.1  AGREEMENTS EVIDENCING AWARDS

     Each award granted under the Plan (except an award of unrestricted stock) will be evidenced by a written agreement ("Plan Agreement") which will contain such provisions as the Committee in its discretion deems necessary or desirable. By accepting an award pursuant to the Plan, a grantee thereby agrees that the award will be subject to all of the terms and provisions of the Plan and the applicable Plan Agreement.

2.2  NO RIGHTS AS A SHAREHOLDER

     No grantee of an option or stock appreciation right (or other person having the right to exercise such award) will have any of the rights of a shareholder of the Company with respect to shares subject to such

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award until the issuance of a stock certificate to such person for such shares.
Except as otherwise provided in Section 1.5.3, no adjustment will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.3 GRANT OF STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND DIVIDEND EQUIVALENT RIGHTS

     2.3.1 The Committee may grant incentive stock options and nonqualified stock options (collectively, "options") to purchase shares of Common Stock from the Company, to such key persons, in such amounts and subject to such terms and conditions, as the Committee determines in its discretion, subject to the provisions of the Plan.

     2.3.2 The Committee may grant stock appreciation rights to such key persons, in such amounts and subject to such terms and conditions, as the Committee determines in its discretion, subject to the provisions of the Plan. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted in connection with a nonqualified stock option may be granted at or after the time of grant of such option. A stock appreciation right granted in connection with an incentive stock option may be granted only at the time of grant of such option.

     2.3.3 The grantee of a stock appreciation right will have the right, subject to the terms of the Plan and the applicable Plan Agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (b) the exercise price of such right as set forth in the Plan Agreement (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (c) the number of shares with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right will be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, all as the Committee determines in its discretion. Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option will be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right will be correspondingly reduced by the number of shares with respect to which the option is exercised.

     2.3.4 Each Plan Agreement with respect to an option will set forth the amount (the "option exercise price") payable by the grantee to the Company upon exercise of the option evidenced thereby. The option exercise price per share will be determined by the Committee in its discretion; provided, however, that the option exercise price of an incentive stock option will be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which Code Section 424(a) applies), and provided further that in no event will the option exercise price be less than the par value of a share of Common Stock.

     2.3.5 Each Plan Agreement with respect to an option or stock appreciation right will set forth the periods during which such award is exercisable, whether in whole or in part. Such periods will be determined by the Committee in its discretion; provided, however, that no incentive stock option (or a stock appreciation right granted in connection with an incentive stock option) will be exercisable more than 10 years after the date of grant.

     2.3.6 The Committee may in its discretion include in any Plan Agreement with respect to an option (the "original option") a provision that an additional option (the "additional option") will be granted to any grantee who, pursuant to
Section 2.4.3(b), delivers shares of Common Stock in partial or full payment of the exercise price of the original option. The additional option will be for a number of shares of Common Stock equal to the number thus delivered, will have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of exercise of the original option, and will have an expiration date no later than the expiration date of the original option. If a Plan Agreement provides for the grant of an additional option, such Agreement will also provide that the exercise price of the original option be no less than the Fair Market

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Value of a share of Common Stock on its date of grant, and that any shares that are delivered pursuant to Section 2.4.3(b) in payment of such exercise price will have been held for at least six months.

     2.3.7 To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options granted under this Plan and all other plans of the Company and any of its subsidiaries are first exercisable by any employee during any calendar year will exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Code Section 422, such options will be treated as nonqualified stock options.

     2.3.8 Notwithstanding the provisions of Sections 2.3.4 and 2.3.5, to the extent required under Code Section 422, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations (as such ownership may be determined under Code Section 422(b)(6)) unless (a) at the time such incentive stock option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (b) the incentive stock option by its terms is not exercisable after the expiration of five years from the date it is granted.

2.4  EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

     Subject to the provisions of this Article II, each option or stock appreciation right granted under the Plan will be exercisable as follows:

     2.4.1 Unless the applicable Plan Agreement otherwise provides, an option or stock appreciation right will become exercisable in installments. The first installment of 25% of the total shares will become exercisable on the first anniversary of the date of grant. The remaining 75% of the total shares will be exercisable in equal installments of 6.25% of the total shares on the last day of each full calendar quarter beginning after the first anniversary of the grant date until all shares are fully exercisable on the fourth anniversary of the grant date. Each installment, once it becomes exercisable, will remain exercisable until expiration, cancellation or termination of the award unless the grantee is terminated for "cause". If the grantee is terminated for "cause", all exercisable options will be forfeited immediately.

     2.4.2 Unless the applicable Plan Agreement provides otherwise, an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable (but, in any event, only for whole shares). A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. An option or stock appreciation right must be exercised by the filing of a written notice with the Company, on such form and in such manner as the Committee prescribes.

     2.4.3 Any written notice of exercise of an option must be accompanied by payment for the shares being purchased. Such payment will be made: (a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) unless the applicable Plan Agreement provides otherwise, by delivery of shares of Common Stock acquired at least six months prior to the option exercise date and having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe. Notwithstanding the foregoing, payment methods (a) and (b) are only available while the Common Stock is listed on a national securities exchange or the NASDAQ Stock Exchange.

     2.4.4 Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company will, subject to the provisions of Section 3.3 (relating to certain restrictions), deliver to the grantee or to such other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised. If the method of payment employed upon

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option exercise so requires, and if applicable law permits, an optionee may direct the Company to deliver the certificate(s) to the optionee's stockbroker.

2.5  TERMINATION OF EMPLOYMENT

     2.5.1 All options and stock appreciation rights not previously exercised will terminate in accordance with Sections 2.5.2 through 2.5.6 upon termination of the grantee's employment, unless otherwise provided in the Plan Agreement.

     2.5.2 If the grantee's employment terminates because of a dismissal by the Company or any of its subsidiaries for "cause", all outstanding exercisable and nonexercisable options will be forfeited immediately.

     2.5.3 If the grantee's employment terminates because of a dismissal by the Company or any of its subsidiaries not for "cause", the grantee may exercise all outstanding exercisable options and stock appreciation rights for 90 days after the termination, but in no event after the expiration of the award set forth in the Plan Agreement.

     2.5.4 If the grantee's employment is terminated because of a "disability", the grantee may exercise all outstanding exercisable options and stock appreciation rights for 12 months after the termination, but in no event after the expiration of the award set forth in the Plan Agreement. In the case of an incentive stock option, the term "disability" for purposes of the preceding sentence will have the meaning given to it by Code Section 22(e). In the case of nonqualified options and stock appreciation rights, the term "disability" for purposes of the first sentence will mean the definition thereof contained in the then-existing employment agreement, if any, or, in the event that no definition is so provided, the date the grantee becomes physically or mentally disabled, whether totally or partially, either permanently or so that the grantee, in the good faith judgment of the Committee, is unable to substantially and competently perform his duties hereunder for a period of 90 consecutive days or for 90 days during a six-month period.

     2.5.5 If the grantee's employment terminates by action of the grantee for any reason, the grantee may exercise all outstanding exercisable options and stock appreciation rights for 30 days after the date of termination, but in no event after the expiration of the award set forth in the Plan Agreement.

     2.5.6 If the grantee dies while employed by the Company or any of its subsidiaries, or during the period in which the grantee's awards are exercisable pursuant to Section 2.5.3, 2.5.4 or 2.5.5, the grantee's estate may exercise all outstanding exercisable options and stock appreciation rights for 90 days after the grantee's death, but in no event after the expiration of the award set forth in the Plan Agreement. Any such exercise of an award following a grantee's death will be made only by the grantee's executor or administrator, unless the grantee's will specifically disposes of such award, in which case such exercise will be made only by the recipient of such specific disposition. If a grantee's personal representative or the recipient of a specific disposition under the grantee's will is entitled to exercise any award pursuant to the preceding sentence, such representative or recipient will be bound by all the terms and conditions of the Plan and the applicable Plan Agreement which would have applied to the grantee including, without limitation, the provisions of Sections
3.3 and 3.7 of the Plan.

2.6  GRANT OF RESTRICTED STOCK

     2.6.1 The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions as the Committee determines in its discretion, subject to the provisions of the Plan. Restricted stock awards may be made independently of or in connection with any other award under the Plan. A grantee of a restricted stock award will have no rights with respect to such award unless such grantee accepts the award within such period as the Committee specifies by executing a Plan Agreement in such form as the Committee determines and, if the Committee requires, makes payment to the Company by certified or official bank check (or the equivalent thereof acceptable to the Company) in such amount as the Committee may determine.

     2.6.2 Promptly after a grantee accepts a restricted stock award, the Company will issue in the grantee's name a certificate or certificates for the shares of Common Stock covered by the award. Upon the issuance of

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such certificate(s), the grantee will have the rights of a shareholder with respect to the restricted stock, subject to the nontransferability restrictions and Company repurchase rights described in Sections 2.6.4 and 2.6.5 and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Plan Agreement.

     2.6.3 Unless the Committee otherwise determines, any certificate issued evidencing shares of restricted stock will remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Plan Agreement.

     2.6.4 Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Plan Agreement. The Committee at the time of grant will specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock will lapse. Unless the applicable Plan Agreement provides otherwise, additional shares of Common Stock or other property distributed to the grantee in respect of shares of restricted stock, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted stock.

     2.6.5 During the 120 days following termination of the grantee's employment for any reason, the Company will have the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company will repay to the grantee (or the grantee's estate) any amount paid by the grantee for such shares.

2.7  GRANT OF RESTRICTED STOCK UNITS

     2.7.1 The Committee may grant awards of restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Committee determines in its discretion, subject to the provisions of the Plan. Restricted stock units may be awarded independently of or in connection with any other award under the Plan.

     2.7.2 At the time of grant, the Committee will specify the date or dates on which the restricted stock units become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. If the grantee's employment by the Company and any of its subsidiaries terminates for any reason, restricted stock units that have not become nonforfeitable will be forfeited and canceled immediately. The Committee at any time may accelerate vesting dates and otherwise waive or amend any conditions of an award of restricted stock units.

     2.7.3 At the time of grant, the Committee will specify the maturity date applicable to each grant of restricted stock units, which may be determined at the election of the grantee. Such date may be later than the vesting date or dates of the award. On the maturity date, the Company will transfer to the grantee one unrestricted, fully transferable share of Common Stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. The Committee will specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Common Stock.

2.8  OTHER STOCK-BASED AWARDS

     The Board may authorize other types of stock-based awards (including the grant of unrestricted shares), which the Committee may grant to such key persons, and in such amounts and subject to such terms and conditions, as the Committee in its discretion determines, subject to the provisions of the Plan. Such awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.9  GRANT OF DIVIDEND EQUIVALENT RIGHTS

     The Committee may in its discretion include in the Plan Agreement with respect to any award a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding. In the event such a provision is included in a Plan Agreement, the

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Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.10  FORFEITURE AND REPAYMENT OF AWARDS

     Notwithstanding any other provision of this Plan to the contrary, the Committee may provide in any Plan Agreement that any award will be forfeited and any amounts received in connection with any award must be repaid to the Company or any of its subsidiaries upon the occurrence of certain events (including, but not limited to, the grantee's breach of such grantee's employment or service agreement with the Company or any of its subsidiaries or the optionee's violation of covenants relating to employment or service with the Company or any of its subsidiaries).

                                  ARTICLE III

                                 MISCELLANEOUS

3.1  AMENDMENT OF THE PLAN; MODIFICATION OF AWARDS

     3.1.1 The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever including the substitution of classes of stock or other securities, in their discretion, except that no such action will materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, after the grantee's death, the person having the right to exercise the award). For purposes of this Section 3.1, any action of the Board or the Committee that alters or affects the tax treatment of any award will not be considered to materially impair any rights of any grantee.

     3.1.2 Shareholder approval of any amendment will be obtained to the extent necessary to comply with Code Section 422 (relating to incentive stock options) or other applicable law or regulation.

     3.1.3 The Committee may amend any outstanding Plan Agreement, including, without limitation, by amendment which would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the Agreement. However, any such amendment (other than an amendment pursuant to Section 3.7) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award will be made only with the consent of the grantee (or, upon the grantee's death, the person having the right to exercise the award).

3.2  TAX WITHHOLDING

     3.2.1 As a condition to the receipt of any shares of Common Stock pursuant to any award or the lifting of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an award (including, without limitation, FICA tax), the Company will be entitled to require that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

     3.2.2 If the event giving rise to the withholding obligation is a transfer of shares of Common Stock, then, unless otherwise specified in the applicable Plan Agreement, the grantee may satisfy the withholding obligation imposed under
Section 3.2.1 by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value will be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount will be settled in cash).

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3.3  RESTRICTIONS

     3.3.1 If the Committee at any time determines that any consent (as defined in Section 3.2.2) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a "plan action"), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee.

     3.3.2 The term "consent" as used herein with respect to any plan action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee deems necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a plan action by any governmental or other regulatory bodies.

3.4  NONASSIGNABILITY

     Except to the extent otherwise provided in the applicable Plan Agreement, no award or right granted to any person under the Plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all such awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

3.5  REQUIREMENT OF NOTIFICATION OF ELECTION UNDER CODE SECTION 83(b)

     If any grantee, in connection with the acquisition of shares of Common Stock under the Plan, makes an election permitted under Code Section 83(b) (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such grantee must notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

3.6  REQUIREMENT OF NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER CODE
SECTION 421(b)

     If any grantee makes any disposition of shares of Common Stock issued pursuant to the exercise of an incentive stock option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such grantee must notify the Company of such disposition within 10 days thereof.

3.7  DISSOLUTION, LIQUIDATION OR MERGER

     3.7.1 In the event of the proposed dissolution or liquidation of the Company, all outstanding awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, accelerate the date on which any award becomes exercisable or fully vested and/or declare that any award will terminate as of a specified date.

     3.7.2 In the event of a merger or consolidation ("Merger") of the Company with or into any other corporation or entity ("Successor Corporation"), outstanding awards may be assumed or an equivalent option or right may be substituted by such Successor Corporation or a parent or subsidiary of such Successor Corporation, unless the Committee determines, in the exercise of its sole discretion, to accelerate the date on which an award becomes exercisable or fully vested. In the absence of an assumption or substitution of awards, awards will, to the extent not exercised, terminate as of the date of the closing of the Merger. For the purposes of this Section 3.7.2, an award will be considered assumed if, for every share of Common Stock subject thereto immediately prior to the Merger, the grantee has the right, following the Merger, to acquire an amount equivalent to the consideration received in the Merger transaction by holders of shares of Common Stock (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority

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of the outstanding shares); provided, however, that if such consideration received in the Merger was not solely common stock of the Successor Corporation or its parent, the Committee may, with the consent of the Successor Corporation and the grantee, provide for the consideration to be acquired pursuant to the award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Merger. For purposes hereof, the term "Merger" will include any transaction in which another corporation acquires all of the issued and outstanding Common Stock of the Company.

     3.7.3 If the Common Stock is no longer listed on the NASDAQ stock exchange or any other national securities exchange, the Committee will be authorized to make such amendments to the Plan as are deemed necessary and appropriate in such circumstances, including determining the Fair Market Value of the Common Stock of the Company for purposes of the Plan in accordance with Section 1.6.1(c).

3.8  RIGHT OF DISCHARGE RESERVED

     Nothing in the Plan or in any Plan Agreement will confer upon any grantee the right to continue in the employ of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate such employment.

3.9  NATURE OF PAYMENTS

     3.9.1 Any and all grants of awards and issuances of shares of Common Stock under the Plan will be in consideration of services performed by the grantee for the Company or any of its subsidiaries.

     3.9.2 All such grants and issuances will constitute a special incentive payment to the grantee and will not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or any of its subsidiaries or under any agreement between the Company or any of its subsidiaries and the grantee, unless such plan or agreement specifically provides otherwise.

3.10  NON-UNIFORM DETERMINATIONS

     The Committee's determinations under the Plan need not be uniform and may differ among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and different determinations, and to enter into non-uniform and different Plan agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6.4.

3.11  OTHER PAYMENTS OR AWARDS

     Nothing contained in the Plan will be deemed in any way to limit or restrict the Company or any of its subsidiaries from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12  SECTION HEADINGS

     The section headings contained in this Plan are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

3.13  EFFECTIVE DATE AND TERM OF PLAN

     3.13.1 The Plan was adopted by the Board on June 27, 2000, subject to approval by the Company's shareholders. All awards under the Plan prior to such shareholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all awards thereunder will terminate on that date.

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     3.13.2  Unless sooner terminated by the Board, the provisions of the Plan relating to the grant of incentive stock options will terminate on the day before the tenth anniversary of the adoption of the Plan by the Board, and no incentive stock option awards will thereafter be made under the Plan. All awards made under the Plan prior to its termination will remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan Agreements.

3.14  GOVERNING LAW

     All rights and obligations under the Plan will be construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

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